Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Second Quarter 2010 Earnings

August 4, 2010, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended June 30, 2010. Total revenue for the three months ended June 30, 2010 (“2010 Quarter”) increased 1.8% to $40,121,000 compared to $39,416,000 for the three months ended June 30, 2009 (“2009 Quarter”). Operating income, which is net income available to common stockholders before loss on early extinguishment of debt, income attributable to the noncontrolling interest and preferred stock dividends, increased 1.4% to $10,717,000 for the 2010 Quarter compared to $10,574,000 for the 2009 Quarter. Net income available to common stockholders was $1,888,000, or $0.10 per diluted share, for the 2010 Quarter compared to net income available to common stockholders of $3,934,000, or $0.22 per diluted share, for the 2009 Quarter. In light of the current favorable interest rate environment and the potential for continued volatility in the credit markets, in June 2010, the Company refinanced its Thruway shopping center, located in Winston-Salem, North Carolina. The new $45.6 million loan requires principal and interest payments calculated using a 5.83% interest rate and a 25-year amortization schedule, and matures in ten years. This loan refinanced a portion of a 7.67%, multi-property loan scheduled to mature in October 2012. In conjunction with the refinancing, the Company incurred $4,479,000 of expense related to the early extinguishment of debt. The transaction substantially reduced the Company’s refinancing risk by decreasing the amount of debt maturing in 2012 from $98,300,000 to $69,000,000, and provided net cash proceeds of approximately $10,500,000.

Same property revenue for the total portfolio increased 0.8% for the 2010 Quarter compared to the 2009 Quarter and same property operating income increased 2.2%. The same property comparisons exclude the results of operations of properties not fully in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio increased 2.6% for the 2010 Quarter compared to the 2009 Quarter, due primarily to the commencement of rent in the third quarter of 2009 under an anchor tenant lease at each of Seven Corners in Falls Church, Virginia and White Oak in Silver Spring, Maryland. Same property operating income in the office portfolio increased 0.7% for the 2010 Quarter compared to the 2009 Quarter.

For the six months ended June 30, 2010 (“2010 Period”), total revenue increased 5.9% to $83,769,000 compared to $79,105,000 for the six months ended June 30, 2009 (“2009 Period”) and operating income increased 5.3% to $23,291,000 compared to $22,124,000 for the 2009 Period. Net income available to common stockholders was $8,656,000 or $0.47 per diluted share for the 2010 Period, compared to $9,890,000 or $0.55 per diluted share for the 2009 Period. Overall same property revenue for the total portfolio increased 4.7% for the 2010 Period compared to the 2009 Period and same property operating income increased 3.2%. For the 2010 Period, shopping center same property operating income increased 5.0%, the primary cause of which was the collection of rents and other past due charges from a former anchor tenant. Excluding this one-time revenue, same property shopping center operating income increased 0.7% compared to the prior year. Same property operating income in the office portfolio decreased 2.5% for the 2010 Period, due primarily to lease termination fees received in 2009 from a tenant that vacated Avenel Business Park prior to its lease expiration.

As of June 30, 2010, 91.9% of the operating portfolio was leased compared to 91.8% at June 30, 2009. On a same property basis, 92.9% of the portfolio was leased, compared to the prior year level of 93.1%.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 20.0% to $9,770,000 in the 2010 Quarter compared to $12,212,000 for the 2009 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 21.2% to $0.41 per share for the 2010 Quarter compared to $0.52 per share for the 2009 Quarter. FFO decreased in the 2010 Quarter primarily due to $4,479,000 ($0.19 per diluted share) of expense associated with the Thruway refinancing compared to $1,940,000 ($0.08 per diluted share) of financing costs in the 2009 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains from property dispositions and extraordinary items. FFO available to common shareholders for the 2010 Period decreased 5.1% to $25,632,000 from $27,018,000 during the 2009 Period. Per share FFO available to common shareholders for the 2010 Period decreased 6.9% to $1.08 per diluted share compared to $1.16 per diluted share for the 2009 Period. FFO decreased in the 2010 Period primarily due to the 2nd quarter financing activities described above and by a decline in property operating income during the 1st quarter 2010, due to increased snow removal expense, net of tenant recoveries, from severe winter storms impacting the Mid-Atlantic region (approximately $1,200,000 or $0.05 per diluted share), offset in part by the one-time collection of rents and other past due charges from a former anchor tenant ($1,939,000 or $0.08 per diluted share) during the 1st quarter 2010.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 52 community and neighborhood shopping center and office properties totaling approximately 8.4 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:            Scott V. Schneider

                            (301) 986-6220

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)
Assets
Real estate investments
Land	$232,188	$223,193
Buildings and equipment	765,399	740,442
Construction in progress	155,738	147,589

	1,153,325	1,111,224
Accumulated depreciation	(288,252)	(276,310)

	865,073	834,914
Cash and cash equivalents	28,829	20,607
Accounts receivable and accrued income, net	35,146	37,503
Deferred leasing costs, net	14,840	15,609
Prepaid expenses, net	1,427	3,096
Deferred debt costs, net	7,025	7,537
Other assets	9,750	6,308

Total assets	$962,090	$925,574

Liabilities
Mortgage notes payable	$583,620	$576,069
Construction loans payable	83,621	60,737
Dividends and distributions payable	12,302	12,220
Accounts payable, accrued expenses and other liabilities	27,322	23,395
Deferred income	26,270	27,090

Total liabilities	733,135	699,511

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	182	180
Additional paid-in capital	178,003	169,363
Accumulated deficit	(128,604)	(124,167)

Total Saul Centers, Inc. stockholders’ equity	228,909	224,704
Noncontrolling interest	46	1,359

Total stockholders’ equity	228,955	226,063

Total liabilities and stockholders’ equity	$962,090	$925,574

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,834	$31,131	$63,529	$61,796
Expense recoveries	6,928	7,048	15,655	14,628
Percentage rent	331	328	689	561
Other	1,028	909	3,896	2,120

Total revenue	40,121	39,416	83,769	79,105

Operating expenses
Property operating expenses	4,902	4,845	12,581	10,215
Provision for credit losses	157	232	354	559
Real estate taxes	4,452	4,620	9,137	9,036
Interest expense and amortization of deferred debt costs	8,887	8,782	17,478	16,978
Depreciation and amortization of deferred leasing costs	7,317	7,083	14,390	14,124
General and administrative	3,689	3,280	6,538	6,069

Total operating expenses	29,404	28,842	60,478	56,981

Operating income	10,717	10,574	23,291	22,124
Loss on early extinguishment of debt	(4,479)	(1,660)	(4,479)	(1,660)

Net income	6,238	8,914	18,812	20,464
Income attributable to the noncontrolling interest	(565)	(1,195)	(2,586)	(3,004)

Net income attributable to Saul Centers, Inc.	5,673	7,719	16,226	17,460
Preferred dividends	(3,785)	(3,785)	(7,570)	(7,570)

Net income available to common stockholders	$1,888	$3,934	$8,656	$9,890

Per share net income available to common stockholders :
Diluted	$0.10	$0.22	$0.47	$0.55

Weighted average common stock :
Common stock	18,203	17,882	18,145	17,876
Effect of dilutive options	109	35	95	32

Diluted weighted average common stock	18,312	17,917	18,240	17,908

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$6,238	$8,914	$18,812	$20,464
Add: Real property depreciation and amortization	7,317	7,083	14,390	14,124

FFO	13,555	15,997	33,202	34,588
Less: Preferred dividends	(3,785)	(3,785)	(7,570)	(7,570)

FFO available to common shareholders	$9,770	$12,212	$25,632	$27,018

Weighted average shares:
Diluted weighted average common stock	18,312	17,917	18,240	17,908
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	23,728	23,333	23,656	23,324

Per share amounts:
FFO available to common shareholders (diluted)	$0.41	$0.52	$1.08	$1.16

Reconciliation of net income to same property operating income:
Net income	$6,238	$8,914	$18,812	$20,464
Add: Interest expense and amortization of deferred debt costs	8,887	8,782	17,478	16,978
Add: Depreciation and amortization of deferred leasing costs	7,317	7,083	14,390	14,124
Add: General and administrative	3,689	3,280	6,538	6,069
Add: Loss on early extinguishment of debt	4,479	1,660	4,479	1,660
Less: Interest income	—	(3)	—	(6)

Property operating income	30,610	29,716	61,697	59,289
Less: Acquisitions & developments	(375)	(124)	(676)	(146)

Total same property operating income	$30,235	$29,592	$61,021	$59,143

Total shopping centers	$23,217	$22,626	$47,269	$45,035
Total office properties	7,018	6,966	13,752	14,108

Total same property operating income	$30,235	$29,592	$61,021	$59,143

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.